Exhibit 99.1

NovaDel Announces Data from Pilot Efficacy Study

Comparing Sumatriptan Oral Spray to Imitrex® Tablets

Oral Spray Technology Demonstrates Promising Efficacy Data at a Lower Dose

Flemington, NJ - September 4, 2008 - NovaDel Pharma Inc. (AMEX: NVD), a specialty pharmaceutical company developing oral spray formulations for a broad range of marketed treatments, today announced data from its Pilot Efficacy Study of its Oral Spray formulation of sumatriptan (Sumatriptan OS) compared to sumatriptan tablets, marketed as Imitrex®/Imigran®, the leading triptan indicated for the treatment of migraine headaches. Migraine headaches affect over 30 million Americans and triptans account for almost $2 billion in sales with the tablet form of triptans representing approximately 80% of prescriptions. Previously, NovaDel reported that use of Sumatriptan OS may lead to a more rapid rise in drug blood levels compared to traditional tablets. NovaDel believes this Pilot Efficacy Study demonstrates that treatment with Sumatriptan OS is safe and effective in relieving migraine headaches at a lower dose than that for sumatriptan tablets.

Objectives of the Study

This Pilot Efficacy Study was designed to evaluate the efficacy and speed of onset of headache relief of 3 different doses of Sumatriptan OS (20-, 30- and 40-mg) versus sumatriptan oral tablets (50- and 100-mg) in subjects with documented slow response to 50-mg sumatriptan tablets. Efficacy was measured as time to at least a two-point reduction in migraine severity, and time to complete pain relief. Safety and tolerability information was also collected.

Results of the Study

In the primary analysis of efficacy, the percentage of patients responding to treatment at or before 60 minutes post-dosing, there was a statistically significant greater percentage of subjects receiving the 30- and 40-mg doses of Sumatriptan OS with a reduction in headache pain compared to those receiving the 50-mg sumatriptan tablet (42% and 46%, respectively, vs 12%; P<0.011), and was comparable to the percentage who responded to the higher (100 mg) dose of the tablet formulation (42%). Significantly more patients had responded to all three doses of Sumatriptan OS than to 50-mg sumatriptan tablet by 90 minutes post-dosing (57% to 70.0% vs 32%; P<0.028) and the responses to all three OS doses were comparable to the 100-mg tablet. There were no treatment differences by two hours after dosing, when 68% to 77% of patients had responded irrespective of treatment.

Compared to 50-mg sumatriptan tablet, at least one dose of Sumatriptan OS also significantly increased percentage of patients who were pain free by one to two hours post-dosing, with the response ratio indicating significantly faster complete pain relief for the 40-mg dose, and significantly more patients had complete pain relief without use of rescue medication after receiving any dose of Sumatriptan OS. In addition, after one or more doses of Sumatriptan OS, the percentage of patients who were asymptomatic was significantly increased, and the percentages who experienced nausea, photophobia, or phonophobia were significantly decreased. Sumatriptan OS was comparable to the 100-mg tablet on all the above measures.

Overall, these results indicate that Sumatriptan OS at doses of 30- and 40-mg may be significantly more effective than the 50-mg sumatriptan tablet in reducing pain and other symptoms associated with migraine headaches and produce a degree of relief that is qualitatively similar to the 100-mg sumatriptan tablet.

"I believe the data from NovaDel’s pilot studies for Sumatriptan OS, in normal volunteers and in migraineurs, unquestionably demonstrate that the oral cavity is a feasible route of administration for sumatriptan”, said Tony Fox, M.D., Associate Clinical Professor, University of California, San Diego, a leading contributor to the literature on triptan kinetics. Dr. Fox continued, “The rate of sumatriptan absorption, in my view, predicts the speed of onset of effect in migraineurs as well as the proportion of patients that meet other orthodox migraine endpoints. These data demonstrate, for patients who respond too slowly to sumatriptan tablets, the potential for Sumatriptan OS to outperform the tablet."

“We believe these results further demonstrate the potential of our technology to rapidly deliver a variety of drugs across the oral mucosa” commented Mr. Steven Ratoff, NovaDel’s Chairman of the Board and Interim President & Chief Executive Officer. “Our initial studies with Sumatriptan OS strongly support further development of this innovative formulation and novel route of administration.”

ABOUT THE STUDY

This was a multi-center, active control, open-label, dose-ranging, efficacy and safety study. Subjects received up to five treatments, comprising single doses of the following: Imigran® 50-mg tablets, Sumatriptan OS 20-mg, Sumatriptan OS 30-mg, Imigran® 100-mg tablets, and Sumatriptan OS 40-mg. Their response to Imigran® 50-mg tablets determined whether they were eligible to receive the other four treatments.

Eligible patients with a moderate or severe migraine attack who, during the run-in period, responded to Imigran® 50-mg tablets (1st dosing) within 60 to 240 minutes with at least a two-point reduction in migraine severity (without use of rescue medication), as measured on a four-point scale (3=Severe, 2=Moderate, 1=Mild, 0=None), could be enrolled in the study. Enrolled patients then received each of following four treatments for their next and subsequent moderate or severe migraine attacks: 2nd dosing: Sumatriptan OS 20-mg; 3rd dosing Sumatriptan OS 30-mg; 4th dosing Imigran® 100-mg tablets, and; 5th dosing Sumatriptan OS 40-mg (given as two 20-mg doses three minutes apart).

Patients recorded the severity of each migraine attack on the same four-point scale immediately before dosing and at 15, 30, 60, 90, 120, 240 minutes and 24 hours post-dosing. Associated symptoms (nausea, vomiting, photophobia, and phonophobia) were also recorded immediately before dosing and at 30, 60, 90 and 120 minutes post-dosing. All dosing was done on an outpatient basis and patients returned to the clinic between migraine attacks. A final visit was scheduled five days (± three days) after the last dosing.

Number of Patients (Planned and Analyzed): 28 patients were planned. A total of 72 patients (18 to 65 years of age) were screened and provided study medication (safety population). The intent-to-treat (ITT) population included all patients who were dispensed and used at least the Imigran® 50-mg study medication (n=53); the per-protocol (PP) included all patients who experienced a treatment response to Imigran® 50-mg between 60 and 240 minutes post-dosing (n=41); and the Completer population included all patients who completed the original four treatment arms (Imigran® 50-mg, Sumatriptan OS 20-, 30-, 40-mg, and Imigran® 100-mg) (n=31).

Efficacy: Efficacy was based on patient diary entries of migraine severity, associated symptoms, and use of rescue medication. Primary efficacy analyses included: percentage of patients responding to treatment (at least a two-point reduction in migraine severity) by 60 minutes post-dosing; percentage of patients responding to treatment at 120 minutes post-dosing; and time to response to treatment. Secondary efficacy analyses included: percentage of patients responding to treatment at 15, 30, 90, and 240 minutes; percentage of patients pain-free at 15, 30, 60, 90, 120 and 240 minutes; time to complete pain relief (headache severity 0); percentage of patients not using rescue medication; percentage of patients pain free at 24 hours without using rescues medication; percentage of patients with no disability (no pain and no associated symptoms) at 30, 60, 90, and 120 minutes; percentage of patients with each of the following at 30, 60, 90 and 120 minutes post-dosing: nausea, vomiting, photophobia, and phonophobia.

SAFETY: Adverse events (AEs), physical examinations, oral soft tissue examinations, laboratory parameters, and vital signs were monitored.

ABOUT NOVADEL PHARMA

NovaDel Pharma Inc. is a specialty pharmaceutical company developing oral spray formulations for a broad range of marketed drugs. The Company’s proprietary technology offers, in comparison to conventional oral dosage forms, the potential for faster absorption of drugs into the bloodstream leading to quicker onset of therapeutic effects and possibly reduced first pass liver metabolism, which may result in lower doses. Oral sprays eliminate the requirement for water or the need to swallow, potentially improving patient convenience and adherence.

NovaDel’s oral spray technology is focused on addressing unmet medical needs for a broad array of existing and future pharmaceutical products. The Company’s most advanced oral spray candidates target angina, nausea, insomnia, migraine headaches and disorders of the central nervous system. NovaDel plans to develop these and other products independently and through collaborative arrangements with pharmaceutical and biotechnology companies. To find out more about NovaDel Pharma Inc. (AMX: NVD), visit our website at www.novadel.com.

FORWARD-LOOKING STATEMENTS:

Except for historical information contained herein, this document may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks and uncertainties that may cause the Company’s actual results or outcomes to be materially different from those anticipated and discussed herein including, but not limited to, the successful completion of its pilot pharmacokinetic feasibility studies, the ability to develop products (independently and through collaborative arrangements), the ability to commercialize and obtain FDA and other regulatory approvals for products under development and the acceptance in the marketplace for oral spray products. The filing of an NDA with the FDA is an important step in the approval process in the United States. Acceptance for filing by the FDA does not mean that the NDA has been or will be approved, nor does it represent an evaluation of the adequacy of the data submitted. Further, the Company operates in industries where securities may be volatile and may be influenced by regulatory and other factors beyond the Company’s control. Important factors that the Company believes might cause such differences are discussed in the risk factors detailed in the Company’s most recent Annual Report on Form 10-K and Registration Statements, filed with the Securities and Exchange Commission. In assessing forward-looking statements contained herein, if any, the reader is urged to carefully read all cautionary statements contained in such filings.

For more detailed information regarding NovaDel’s Q2, 2008 financial results and its product pipeline, please review the Company’s SEC filings on Form 10-Q at the Investor Relations section of www.novadel.com.

CONTACT:

Michael Spicer

(908) 782-3431 ext. 2550

Chief Financial Officer

NovaDel Pharma Inc.

mspicer@novadel.com